September 1, 2011 - 9:47 AM EDT

$1,000,000 Private Placement Announced by Ardent Mines Ltd.

Ardent Mines Ltd. (Other OTC: ADNT.PK) (the "Company" or "Ardent Mines") today announced that it has entered into definitive agreements with institutional investors to purchase approximately $1 million of securities in a private placement transaction. Under the terms of the transaction, Ardent Mines has agreed to sell an aggregate of 259,741 shares of common stock at $3.85 per share. Additionally, the investors will receive common stock purchase warrants to purchase up to 259,741 additional shares of common stock. The warrants shall be exercisable at $4.15 per share, subject to adjustment therein, for a period of 5 years. The closing of the private placement is anticipated to occur on or about September 7, 2011, subject to customary closing conditions.

Net proceeds from the private placement will be used primarily to support the Company's current exploration and development plans in Brazil together with the Company's ongoing general corporate and working capital requirements consequent thereon.

In connection with the transaction, the Company has agreed to file a registration statement within 30 days of the closing with the Securities and Exchange Commission to register the resale of the shares of common stock issued at closing and the shares of common stock issuable upon exercise of the warrants.

Rodman Renshaw, LLC, a subsidiary of Rodman Renshaw Capital Group, Inc. (NASDAQ: RODM) acted as the exclusive placement agent for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Ardent Mines

Ardent is positioning itself to develop low cost gold and silver mining operations in Latin America, with emphasis on Brazil. Ardent Mines owns a 100% interest in Gold Hills Mining Ltda., which in turn owns mineral rights on 3,500 Hectares, covering a highly-mineralized vein containing high grades of gold. Ardent Mines also has an exclusive option to acquire the mineral rights on the Serra do Sereno property, located in Carajas - Brazil, one of the better known mining districts in the world. Ardent Mines is headquartered in New York, and has a field office in Brasilia. The Company has 16.0 million shares outstanding, and trades under the ticker symbol ADNT.PK.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent Mines cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent Mines will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Annual Report on Form 10-K and in the Current Reports on Form 8-K and other filings made by Ardent Mines with the U.S. Securities Exchange Commission. Ardent Mines undertakes no obligation to update information contained in this release.

Source: Business Wire (September 1, 2011 - 9:47 AM EDT)

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